Oppenheimer Commodity Strategy Total Return Fund
NSAR Exhibit – Item 77I

Oppenheimer Commodity Strategy Total Return Fund (the "Registrant") began offering Class I shares on April 27, 2012.  Post−Effective Amendment No. 26 (4/26/12) to the Registrant's Registration Statement, Accession Number 0000728889-12-000741, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.